Filed pursuant to Rule 424(b)(34)Registration No. 333-213204

DATED AUGUST 26, 2016
PROSPECTUS
HomeStreet, Inc.
Exchange Offer
for

$65,000,000 aggregate principal amount of
6.50% Senior Notes Due 2026

We are offering to exchange registered 6.50% Senior Notes due 2026, which we refer to as the “New Notes,” for any and all of our outstanding unregistered 6.50% Senior Notes due 2026 that were issued in a private offering on May 20, 2016, which we refer to as the “Old Notes.” We are offering to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes. We will not receive any additional proceeds from the exchange offer, and issuance of the New Notes will not increase our outstanding debt.
The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act of 1933 and, accordingly, generally will not be subject to transfer restrictions affecting nonaffiliate transferors. Because this exchange offer satisfies certain of our obligations relating to the Old Notes, the New Notes do not carry registration rights and do not have the right to earn additional interest under circumstances related to our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same purchase agreement under which the Old Notes were issued.
We do not intend to list the New Notes on any securities exchange or seek approval for quotation through any automated trading system. There is currently no public market for the New Notes.
You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.
The exchange offer will expire at 11:59 p.m., New York City time, on September 27, 2016, unless we extend the exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the related indenture. In general, the Old Notes may not be offered or sold except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will register the resale of the Old Notes under the Securities Act.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”
See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 26, 2016.

TABLE OF CONTENTS

About This Prospectus	1
Summary	3
Risk Factors	9
Selected Financial Data	15
Use of Proceeds	18
Ratio of Earnings to Fixed Charges	18
The Exchange Offer	18
Description of the New Notes	25
Certain U.S Federal Income Tax Consequences	34
Plan of Distribution	35
Legal Matters	36
Experts	36

About This Prospectus
This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). We are submitting this prospectus to holders of Old Notes so that they can consider exchanging their Old Notes for New Notes. You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying transmittal documents. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making this exchange offer in jurisdictions where the exchange offer is not permitted.
Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale. See “Plan of Distribution” on page 35.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to HomeStreet, Inc., 601 Union St., Suite 2000, Seattle, Washington 98101, Telephone: (206) 623-3050, Attn: Investor Relations. To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than September 20, 2016, five business days before the expiration of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, five business days before such extended expiration date.
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the exchange offer related to this prospectus. You can review that registration statement, together with the documents incorporated by reference herein and therein, on the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.
Unless the context requires otherwise, references to “HomeStreet,” the “Company,” “we,” “our,” “ours” and “us” are to HomeStreet, Inc. and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.homestreet.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file with the SEC, including the registration statement on Form S-4 of which this prospectus forms a part, the documents incorporated by reference herein and therein, any supplements to this prospectus, and the exhibits to the registration statement, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.
This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 11, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on May 5, 2016 and the fiscal quarter ended June 30, 2016, filed with the SEC on August 4, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on February 1, 2016; March 1, 2016; March 15, 2016; May 11, 2016; May 18, 2016; May 20, 2016; June 1, 2016; June 22, 2016; and August 2, 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will automatically be considered part of this prospectus from the date the document is filed with the SEC. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:
HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, Washington 98101
(206) 623-3050
Attention: Investor Relations

TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, HOLDERS OF OLD NOTES MUST MAKE ANY REQUEST NO LATER THAN SEPTEMBER 20, 2016, FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, OR, IF WE DECIDE TO EXTEND THE EXPIRATION DATE OF THE EXCHANGE OFFER, FIVE BUSINESS DAYS BEFORE SUCH EXTENDED EXPIRATION DATE.
You should rely only on the information contained or incorporated by reference in this prospectus and accompanying base prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus or accompanying base prospectus. This prospectus is dated August 26, 2016. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements, which represent our beliefs, projections and predictions about future events, are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in “Part II-Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.
RISK FACTORS
You should carefully consider the risks under the heading “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016, and page 94 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the SEC on August 4, 2016, which information is incorporated by reference in this prospectus, and the additional risks and other information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein before deciding to invest in our securities. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects and the trading price of our securities. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects and the trading price of our securities.
TRADEMARKS AND TRADE NAMES
Our trademarks include HomeStreet® and the stylized logo appearing on the cover of this prospectus. DUS® is a registered trademark of Fannie Mae. All other trademarks, service marks and trade names referred to in this offering memorandum are the property of their respective owners.
SUMMARY
This summary highlights certain key information about the Company. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. The summary is qualified in its entirety by the more detailed information and the financial statements and related notes incorporated by reference into this offering memorandum. You should carefully read this offering memorandum in its entirety, including the section entitled “Risk Factors”. The terms “HomeStreet,” the “Company,” “we,” “our” and “us” refer to HomeStreet, Inc., a Washington corporation and a registered bank holding company that has elected to be a financial holding company, and all of its subsidiaries that are consolidated under generally accepted accounting principles, including HomeStreet Bank, which we sometimes refer to herein as the “Bank.” Expressions of intent, belief and expectation expressed herein reflect the intentions, beliefs and expectations of our management as of the date of this prospectus, based upon information presently known to those persons, and are accurate only as of the date appearing on the cover page of this prospectus.
Our Company

We are a diversified financial services company founded in 1921 headquartered in Seattle, Washington and serving customers primarily in the western United States, including Hawaii. The Company is principally engaged in commercial lending, commercial and consumer retail banking and real estate lending. Our primary subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. The Bank is a Washington state-chartered commercial bank that provides consumer, mortgage and commercial loans, deposit products and services, non-deposit investment products, private banking and cash management services. Our primary loan products include consumer loans, single family residential mortgages, loans secured by commercial real estate, construction loans for residential and commercial real estate projects, commercial business loans and agricultural loans. HomeStreet Capital Corporation, a Washington corporation, originates, sells and services multifamily mortgage loans under the Fannie Mae Delegated Underwriting and Servicing Program (“DUS”®) in conjunction with HomeStreet Bank. Doing business as HomeStreet Insurance Agency, we provide insurance products and services for consumers and businesses. We also offer single family home loans through our partial ownership of WMS Series LLC, an affiliated business arrangement with various owners of Windermere Real Estate Company franchises whose home loan businesses are known as Windermere Mortgage Services and Penrith Home Loans.

At June 30, 2016, we had total assets of $5.94 billion, net loans held for investment of $3.70 billion, deposits of $4.24 billion and shareholders’ equity of $559.6 million.

We generate revenue by earning net interest income and noninterest income. Net interest income is primarily the difference between interest income earned on loans and investment securities less the interest we pay on deposits and other borrowings. We earn noninterest income from the origination, sale and servicing of loans and from fees earned on deposit services and investment and insurance sales.

At August 15, 2016, we had a network of 50 retail deposit branches located in Washington State, Southern California, Portland, Oregon and Hawaii, as well as 68 stand-alone home lending centers and ten commercial lending centers located both within our retail deposit branch footprint as well as in Phoenix, Arizona; Northern California (including the San Francisco Bay Area); Eugene, Salem and Bend, Oregon; the Denver area of Colorado; Spokane, Washington, Boise and northern Idaho, Dallas, Texas and Salt Lake City, Utah. WMS Series LLC provides point-of-sale loan origination services at certain Windermere Real Estate offices in Washington and Oregon.

Commercial and Consumer Banking. We provide diversified financial products and services to our commercial and consumer customers through bank branches, ATMs, and online, mobile and telephone banking. These products and services include deposit products; residential, consumer, business and agricultural loans for our portfolio; non-deposit investment products; insurance products and cash management services. We originate construction loans, bridge loans and permanent commercial real estate loans for the Company’s portfolio, primarily on single family residences, and on office, retail, industrial and multifamily properties. Through the HomeStreet commercial capital division of HomeStreet Bank, we originate permanent loans primarily up to $10 million in principal amount, a portion of which we intend to pool and sell into the secondary market. We also have a commercial lending team specializing in U.S. Small Business Administration (“SBA”) lending. We originate multifamily real estate loans through our Fannie Mae DUS business, whereby loans are sold to or securitized by Fannie Mae, while the Company generally retains the servicing rights. This segment is also responsible for managing the Company’s investment securities portfolio.

Mortgage Banking. We originate single family residential mortgage loans for sale in the secondary markets. The majority of our mortgage loans are sold to or securitized by Fannie Mae, Freddie Mac or Ginnie Mae, while we retain the right to service these loans. We have become a rated originator and servicer of jumbo loans, allowing us to sell the loans we originate to other entities for inclusion in securities. Additionally, we purchase loans from WMS Series LLC through a correspondent arrangement with that company. We also sell loans on a servicing-released and servicing-retained basis to securitizers and correspondent lenders. A small percentage of our loans are brokered to other lenders or sold on a servicing-released basis to correspondent lenders. On occasion, we may sell a portion of our mortgage servicing rights (“MSR”) portfolio. We manage the loan funding and the interest rate risk associated with the secondary market loan sales and the retained single family mortgage servicing rights within this business segment.

Expansion Activities

Through the 2013 acquisitions of Fortune Bank (“Fortune”) and Yakima National Bank (“YNB”), we increased our commercial business loan portfolio, added experienced commercial lending officers and managers, and grew our presence in Washington State. During 2014 and into 2015, we continued to expand our banking and lending operations as well as our geographic footprint.

On March 1, 2015, we entered the retail banking market in Southern California with our acquisition of Simplicity Bancorp, Inc. (“Simplicity”), acquiring seven retail deposit branches in the Los Angeles area. This provided our Southern California operations with a significant retail deposit customer base, reducing our reliance on time deposits and increasing our portfolio of single family mortgage loans. Simplicity’s results of operations are included in the consolidated results of operations since the date of the merger.

In early 2015, we further expanded into Orange County, California with the launch of HomeStreet commercial capital and a team specializing in SBA lending. Through HomeStreet commercial capital, our commercial real estate lending group provides permanent financing for a range of commercial real estate property types including multifamily, industrial, retail, office, mobile home parks and self-storage facilities.

On December 11, 2015, we acquired a retail deposit branch and certain related assets in Dayton, Washington. This acquisition increased HomeStreet’s network of branches in Eastern Washington to a total of five retail deposit branches.

On February 1, 2016, we acquired Orange County Business Bank (“OCBB”), a California banking corporation in Irvine, California. Management believes that this acquisition complements HomeStreet’s recent expansion of its commercial and consumer banking activities into Southern California.

Recent Developments

On August 12, 2016, we acquired the two branches of The Bank of Oswego and the assets and certain liabilities associated with those branches. This acquisition expanded our presence in the Portland, Oregon area, increasing the number of retail branches in the metropolitan area to five. In June 2016, we entered into an agreement with Boston Private Bank & Trust to acquire two branches in Southern California, one in Granada Hills and one in Burbank, along with certain related deposits, which we expect to close in the fourth quarter of 2016. If we are successful in completing this transaction, we will increase our presence in Southern California to twelve retail locations. This acquisition remains subject to closing conditions, including regulatory approval, as well as other external forces that may negatively impact our ability to close such transaction in a timely manner or at all.

Our Markets

We view our market as the major metropolitan areas in the western United States, including Hawaii. These metropolitan areas share a number of key demographic factors that are characteristic of growth markets, such as large and growing populations with above average household incomes, a significant number of mid-sized companies, and diverse economies. These markets all share large populations that we believe are underserved due to the rapid consolidation of community banks since the most recent financial crisis. We believe this dislocation has left a void for a strong regional bank with significant long-term opportunities to grow organically and through acquisitions.
We currently operate full service branches in the Puget Sound and eastern regions of Washington, the Portland metropolitan area of Oregon, the Hawaiian Islands, and Southern California. We also have stand-alone commercial and residential lending centers in the metropolitan areas of San Francisco, California, Phoenix, Arizona, Denver, Colorado, Salt Lake City, Utah, and Dallas, Texas. Over time, we expect to efficiently expand our full service branches, on a prudent and opportunistic basis, to areas currently being served only by stand-alone lending centers, and to further expand our geographic footprint into other large metropolitan areas in the western United States that share the same or substantially similar characteristics as our current markets.
Corporate Information

We are a Washington corporation and registered bank holding company that has elected to be a financial holding company under the Bank Holding Company Act of 1956. Our principal executive offices are located at Two Union Square, Suite 2000, 601 Union Street, Seattle, Washington 98101, and our telephone number is (206) 623-3050. Our website address is http://www.HomeStreet.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

THE EXCHANGE OFFER
The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For purposes of this prospectus, references to “HomeStreet, Inc.,” “the Company,” “we,” “our” and “us” refer only to HomeStreet, Inc. and not its subsidiaries. For a more detailed description of the exchange offer, see “The Exchange Offer” in this prospectus.

Old Notes................................	$65,000,000 in aggregate principal amount of our 6.50% Senior Notes due 2026.

New Notes..............................
Up to $65,000,000 in aggregate principal amount of our 6.50% Senior Notes due 2026, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are to be issued in a transaction registered under the Securities Act and, accordingly, generally are not subject to transfer restrictions. Because of the nature of this exchange offer, the New Notes also do not carry registration rights and do not have the right to earn additional interest under circumstances relating to our registration obligations. We may redeem the New Notes, at our option, in whole or in part, at any time on or before March 1, 2026, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, plus a “make-whole” premium. At any time on or after March 1, 2026, we may redeem the notes in whole or in part by paying the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Exchange Offer.......................
We are offering to exchange the New Notes for a like amount of Old Notes. Subject to the terms of this exchange offer, we will exchange New Notes for all of the Old Notes that are validly tendered and not validly withdrawn prior to the expiration of this exchange offer. The New Notes will be issued in exchange for corresponding Old Notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date........................	This exchange offer will expire at 11:59 p.m. New York City time on September 27, 2016, unless we extend the exchange offer.

Withdrawal Rights...................	You may withdraw the tender of your Old Notes at any time before the expiration date.

Conditions to this Exchange...	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer - Conditions.”

Procedures for Tendering.........
If you wish to accept this exchange offer and your Old Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. Do not send the letter of transmittal, any Old Notes or any other required document to anyone other than the exchange agent.

If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us; please see “The Exchange Offer - Eligibility; Transferability.”
Special Procedures for

Beneficial Owners.................
If you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Old Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Old Notes on your behalf. If you wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures
If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures for DTC’s Automated Teller Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer - Guaranteed Delivery Procedures”.

Certain U.S. Federal Income

Tax Consequences..................
The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences”. You should consult your own tax advisor as to the tax consequences of the exchange.

Registration Rights......................
We have undertaken the exchange offer under the terms of the registration rights agreement that we entered into with the initial holders of the Old Notes at the time of issuance, which we refer to in this prospectus as the registration rights agreement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is completed, we will have no further obligation, except under limited circumstances, to provide any exchange or registration rights with respect to the Old Notes. See “The Exchange Offer”.

Transferability.............................
Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	You are acquiring the New Notes in the ordinary course of your business;

•
You are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

•	You are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	You are not acting on behalf of any person who could not truthfully make the preceding statements.
Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC’s Division of Corporation Finance given to other, unrelated issuers in similar exchange offers. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Division's staff would make a similar interpretation with respect to our exchange offer.
If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.
Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. See “The Exchange Offer - Eligibility, Transferability” and “Plan of Distribution”.
Consequence of Failure to

Exchange Old Notes...............
Any Old Notes that are not exchanged in the exchange offer will remain subject to the restrictions on transfer, and you will not be able to offer to sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for the registration of the Old Notes under U.S. federal securities laws. See “The Exchange Offer”.

Exchange Agent............................	Wells Fargo Bank, National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer - Exchange Agent” for the address and telephone number of the exchange agent.

Risk Factors.................................
See the section entitled “Risk Factors” and the other information included or incorporated by reference in this offering memorandum for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Use of Proceeds...........................	We will not receive any proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

SUMMARY OF THE NEW NOTES
The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, other than as to persons who are our “affiliates” (as that term is defined for purposes of the Securities Act), are not entitled to registration rights and do not have the right to earn additional interest under circumstances related to our registration obligation. The New Notes will evidence the same debt as the Old Notes and will be governed by the same purchase agreement under which the Old Notes were issued. The summary below describes the principal terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context requires otherwise.

Issuer...........................................	HomeStreet, Inc.

Notes Offered.............................	Up to $65,000,000 aggregate principal amount of 6.50% Senior Notes due 2026.

Maturity Date..............................	The notes will mature on June 1, 2026, unless earlier repurchased or redeemed by us.

Interest.........................................	Interest on the notes will accrue at a rate of 6.50% per annum and will be payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 2016.

Ranking; No Guarantees.............	The notes are and will be senior unsecured obligations of HomeStreet, Inc. and do and will:

•	rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the notes;

•
rank equally in right of payment to our revolving credit facility and all of our existing and future unsecured debt and other obligations except for debt and other obligations that expressly provide for subordination to the notes;

•	be effectively subordinated to our existing and future secured debt to the extent of the value of the collateral securing such debt; and

•	be structurally subordinated to the existing and future indebtedness of our subsidiaries.
The notes are not guaranteed or otherwise supported by any of our subsidiaries, including our principal banking subsidiary, HomeStreet Bank. Further, the notes are structurally subordinated to the claims of creditors of our subsidiaries, including HomeStreet Bank’s depositors. The notes are not savings accounts, deposits or other obligations of HomeStreet Bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality. The notes will be on parity with all of our other unsecured and unsubordinated indebtedness, including obligations under our revolving credit facility and certain other future indebtedness permitted to be incurred under the indenture governing the notes.
At June 30, 2016, our subsidiaries had $5.2 billion of indebtedness to third parties, which includes deposit liabilities of $4.2 billion to customers of HomeStreet Bank.
The indenture governing the notes does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption.................
The New Notes may be redeemed by us, at our option, in whole or in part, at any time on or before March 1, 2026, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, plus a “make-whole” premium. At any time on or after March 1, 2026, we may redeem the notes in whole or in part by paying the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption by Us.”

Certain Covenants......................	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•
pledge any voting stock of HomeStreet Bank or any other bank that represents 20% or more of our consolidated assets to secure indebtedness for borrowed money without making provisions for the notes to become equally and ratably secured with any and all such indebtedness;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; or

•	dispose of the stock of HomeStreet Bank or any other bank that represents 20% or more of our consolidated assets.
These covenants are subject to a number of important qualifications and limitations. See “Description of the New Notes—Merger, Consolidation or Sale of Assets—Limitation on Disposition of Principal Subsidiary Bank.”

Registration Rights.....................
The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of  $1,000 and any integral multiple of  $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Absence of an Established

Market for the notes...................
The New Notes will be a new class of securities for which there is currently no market. We do not intend to apply for listing of the New Notes on any national securities exchange or interdealer quotation system. A liquid or active trading market for the New Notes does not exist and may not develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. See “Risk Factors - Risks Related to the Notes”. There may be no active market for the New Notes.”

Governing Law...........................	The notes and the indenture governing the notes are governed by the laws of the State of New York.

Risk Factors
Before you invest in the notes, you should carefully consider the following factors in addition to the other information contained or incorporated by reference in this offering memorandum, including those risks described under “Risk factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. The risks described below and incorporated by reference herein are not the only risks we face. Any of these risks could materially affect our business, financial condition or results of operations, as could additional risks or uncertainties not currently known to us or that we currently believe to be immaterial. If any of the events or circumstances described in these risks actually occur, our business, financial condition or results of operations could suffer, our ability to pay interest on the notes when due or to repay the notes at maturity could be materially adversely affected, and the trading price of the notes could decline substantially.
Risks relating to the notes
Readers should be aware that references in this prospectus, particularly including this section entitled “Risk Factors - Risk relating to the notes,” to the term “the notes” relate primarily to the New Notes as the securities to be issued in the exchange offer. However, because the New Notes are identical in all material respects to the Old Notes (subject to certain limited exceptions discussed elsewhere in this prospectus), you should not infer that risks applicable to the New Notes are different from the risks applicable to the Old Notes, or that this exchange offer materially modifies the risks attendant to the Old Notes.
The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt and liabilities of HomeStreet Bank and of any other existing and future subsidiaries of HomeStreet.
The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt and liabilities of HomeStreet Bank and of any other existing and future subsidiaries of HomeStreet.
The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and conduct substantially all of our operations through our subsidiaries, including our principal operating subsidiary, HomeStreet Bank. Our only material assets are the stock in our various subsidiaries and a limited amount of cash generated primarily from the sale of the Old Notes. As a result, we are wholly dependent on distributions from our subsidiaries to meet our debt service obligations. None of our subsidiaries is obligated to make dividends or distributions to us, and in some circumstances we are required to obtain the consent of the regulators of HomeStreet Bank prior to making any such dividends from that subsidiary. Our banking regulators may deny a request to pay dividends at a time when the regulators, who have broad discretionary authority, believe that dividends place the depositors of the bank at an increased risk. The ability of our subsidiaries to pay dividends or make distributions will depend on their operating results and on the laws of those subsidiaries’ jurisdictions of organization, as well as restrictions under any future indebtedness incurred by such subsidiaries. Distributions from our subsidiaries may not provide sufficient cash to make the payments required under the notes.
The notes are not guaranteed by any of our subsidiaries, and as a result, the notes are structurally subordinated to all debt and liabilities of any existing and future subsidiaries of HomeStreet, including liabilities to depositors of HomeStreet Bank. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to such subsidiaries, you will participate with the lender under our revolving credit facility and with all other holders of the notes, as well as any other general unsecured creditors of such subsidiaries, in the assets remaining after the subsidiaries have paid all of their debts and liabilities. In any of these cases, the non-guarantor subsidiaries may not have sufficient funds to make payments to HomeStreet, Inc., and holders of the notes may receive less than the holders of debt and other liabilities (including trade creditors) of the nonguarantors’ subsidiaries.
Furthermore, the instruments governing the indebtedness of HomeStreet’s subsidiaries and the indenture governing the notes may permit our subsidiaries to incur additional indebtedness and the indenture governing the notes does not restrict the ability of subsidiaries to incur additional debt.
The notes are not secured by the assets of HomeStreet, Inc., or its subsidiaries.
The notes will be unsecured obligations of HomeStreet, Inc. The notes will be effectively subordinated to current and future secured debt to the extent of the value of the collateral securing such debt. In addition, we may incur additional secured debt, and the notes will be effectively subordinated to any such additional secured debt we may incur to the extent of the value of the collateral securing such debt. Because the notes will be unsecured obligations, the assets that secure our existing secured debt and any additional secured debt that we incur in the future will be available to pay obligations on the notes only after all such secured debt has been repaid in full.
Accordingly, your right of repayment may be compromised if any of the following situations occur:

•	we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

•
we or HomeStreet Bank become subject to regulatory orders that restrict our ability to make payments on our indebtedness, including any requirement that we satisfy any deposit liabilities or losses to the Deposit Insurance Fund as a result of the failure of HomeStreet Bank;

•	there is a default in payment under our revolving credit facility; or

•	there is an acceleration of any indebtedness under our revolving credit facility.

If our operating performance declines in the future, or if we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder and could cease making further loans, even if an event of default exists under the indenture governing the notes at such time. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.
There are limited covenants in the indenture pursuant to which we will issue the notes.
Neither we nor any of our subsidiaries will be restricted by the indenture from, among other things, incurring, assuming or becoming liable for any indebtedness or other obligation, paying dividends or making distributions, or making investments. In addition, the indenture will not contain any covenants or other provisions that would limit our right to enter into any sale-leaseback transaction or grant liens on our assets, except as set forth below under “Description of notes-Restrictive covenants-Limitation on liens.”
In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem any of the notes. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of notes-Restrictive covenants.”
The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The notes are not savings accounts, deposits or other obligations of a bank and are not insured or guaranteed by the FDIC or by any other governmental agency or instrumentality.
We may not be able to refinance our revolving credit facility at maturity on favorable terms or at all.
Our revolving credit facility will mature on April 12, 2017. We may not be able to renew or refinance our revolving credit facility, or, if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. If we are unable to refinance or renew our revolving credit facility, our failure to repay all amounts due on the maturity date would cause a default under our revolving credit facility and may prevent us from making payments on the notes, which would also be an event of default under the indenture governing the notes.
Covenant restrictions under our revolving credit facility may limit our ability to operate our business.
Our revolving credit facility contains covenants that may adversely impact the holders of the notes and our business by restricting our ability to finance future operations or capital needs and to engage in other business activities. Our revolving credit facility limits, among other things, our ability to:

•	incur additional indebtedness;

•	merge or consolidate with or into any other person;

•	sell certain assets;

•	make certain investments;

•	create liens;

•	enter into certain transactions with our affiliates; or

•	pay dividends on, or make other distributions in respect of, our capital stock if we are in default under that agreement or make other restricted payments.

In addition, future indebtedness we incur may have such terms or even more restrictive covenants. These covenants may require that we take action to reduce our debt or to act in a manner contrary to our business objectives, which in turn may either directly prohibit, or may make it practically impossible, to make timely payments on the notes or our revolving credit facility.
There is no public market for the notes.
The New Notes are not, and will not be, listed on any securities exchange or interdealer quotation system. An active trading market does not exist for the Old Notes, and no such market is likely to develop for the New Notes. If no active trading market develops, you may not be able to resell your notes at their full value or at all.
Risks related to our operations
We are growing rapidly, and we may fail to manage our growth properly.
Since our initial public offering of common stock (“IPO”) in February 2012, we have pursued a strategy of targeted and opportunistic growth which has included four whole-bank acquisitions - Fortune Bank and Yakima National Bank in November 2013, Simplicity Bank in March 2015, and Orange County Business Bank in February 2016 - along with five branch acquisitions since 2014, including the recent acquisition in August 2016 of two branches in Lake Oswego, Oregon. We have also entered into an agreement to acquire two additional branches in Southern California, which we expect will close in the fourth quarter of 2016, although that transactions remain subject to certain closing conditions, including regulatory approval, and other external factors that may negatively impact our ability to close in a timely manner or at all. These acquisitions represent both significant operational growth and a substantial geographic expansion of our commercial and consumer banking operations.
Simultaneously with this growth of our banking operations through acquisitions, we have opportunistically grown our mortgage origination operations, opening new offices in Northern and Southern California starting in 2013, and further expanding our mortgage origination operations into Arizona beginning in the fourth quarter of 2014 and Central California in the second quarter of 2015, while also continuing to grow our operations in the Pacific Northwest. We also expanded our commercial lending activities, opening a new office in Salt Lake City, Utah in 2015 and Dallas, Texas in the first quarter of 2016 and adding production personnel in Southern California focused on residential construction during 2014 and early 2015 and a team focused on SBA loans in 2015. At the time of our IPO, we had 20 retail branches and nine stand-alone lending centers. As of August 15, 2016 we have grown to a total of 50 retail branches and 78 stand-alone lending centers, including 10 commercial lending centers.

These activities reflect substantial growth in total assets, total deposits, total loans and employees. We plan to continue both strategic and opportunistic growth, which can present substantial demands on management personnel, line employees, and other aspects of our operations, especially if growth occurs rapidly. We may face difficulties in managing that growth, and we may experience a variety of adverse consequences, including:

•	loss of or damage to key customer relationships;

•	distraction of management from ordinary course operations;

•	costs incurred in the process of vetting potential acquisition candidates which we may not recoup;

•	loss of key employees or significant numbers of employees;

•	the potential of litigation from prior employers relating to the portability of their employees;

•	costs associated with opening new offices and systems expansion to accommodate our growth in employees;

•	increased costs related to hiring, training and providing initial compensation to new employees, which may not be recouped if those employees do not remain with us long enough to be profitable;

•	increased occupancy expenses;

•	challenges in complying with legal and regulatory requirements in new jurisdictions;

•	inadequacies in our computer systems, accounting policies and procedures, and management personnel (some of which may be difficult to detect until other problems become manifest);

•	challenges integrating different systems, practices, and customer relationships;

•	an inability to attract and retain personnel whose experience and (in certain circumstances) business relationships promote the achievement of our strategic goals; and

•	increasing volatility in our operating results as we progress through these initiatives.

Because our business strategy includes growth in total assets, total deposits, total loans and total employees, including through opportunistic acquisitions, if we fail to manage our growth properly, our financial condition and results of operations could be negatively affected.
Our funding sources may prove insufficient to replace deposits and support our future growth.
We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which may include Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In such a case, our operating margins and profitability would be adversely affected.
The integration of recent and future acquisitions could consume significant resources and may not be successful.
We have completed four whole-bank acquisitions in the past three years and have also acquired five stand-alone branches in the same time period, all of which has required substantial resources and costs related to the acquisition process and the subsequent integration. For example, we incurred $4.0 million and $10.7 million of merger-related expenses, net of tax, in the six months ended June 30, 2016 and the fiscal year ended December 31, 2015. We regularly evaluate merger and acquisition opportunities with other financial institutions and financial services companies. There are certain risks related to the integration of operations of acquired banks and branches, which we may continue to encounter if we acquire other banks or branches in the near future as part of our strategy to grow our business and our market share.
We have also entered into an agreement to acquire two additional branches in Southern California, which we expect will close in the fourth quarter of 2016, although this transaction remains subject to certain closing conditions, including regulatory approval, and other external factors that may negatively impact our ability to close in a timely manner or at all. This pending acquisition and any future acquisition we may undertake may involve numerous risks related to the investigation and consideration of the potential acquisition and the costs of undertaking such a transaction, as well as the integration of any acquired entities or assets into HomeStreet or HomeStreet Bank, including risks that arise after the transaction is completed. These risks include:

•	diversion of management’s attention from normal daily operations of the business;

•	difficulties in integrating the operations, technologies, and personnel of the acquired companies;

•	difficulties in implementing, upgrading and maintaining our internal controls over financial reporting and our disclosure controls and procedures;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	potential responsibility for the unknown or contingent liabilities of acquired businesses;

•	inability to realize the expected revenue or deposit increases, cost savings, increases in geographic presence or market share, and/or other projected benefits of the acquisition;

•	inability to maintain our internal standards, procedures and policies at the acquired companies or businesses; and

•	potential loss of key employees of the acquired companies.

In addition, in certain cases our acquisition of a whole bank or a branch includes the acquisition of all or a substantial portion of the target bank or branch’s assets and liabilities, including all or a substantial portion of its loan portfolio. There may be instances where we, under our normal operating procedures, may find after the acquisition that there may be additional losses or undisclosed liabilities with respect to the assets and liabilities of the target bank or branch, and, with respect to its loan portfolio, that the ability of a borrower to repay a loan may have become impaired, the quality of the value of the collateral securing a loan may fall below our standards, or the allowance for loan losses may not be adequate. One or more of these factors might cause us to have additional financial losses or liabilities, additional loan charge-offs or increases in allowances for loan losses.
We also rely on certain key vendors to assist in the conversion and integration of our acquisitions. In the event the vendors necessary for an integration or conversion are not available or not able to perform the work for us in a timely or cost-effective manner, we may face delays and increased costs that are outside of our control.
Difficulties in pursuing or integrating any new acquisitions, and potential discoveries of additional losses or undisclosed liabilities with respect to the assets and liabilities of acquired companies, may increase our costs and adversely impact our financial condition and results of operations. Further, even if we successfully address these factors and are successful in closing acquisitions and integrating our systems with the acquired systems, we may nonetheless experience customer losses, or we may fail to grow the acquired businesses as we intend or to operate the acquired businesses at a level that would avoid losses or justify our investments in those companies.
The significant concentration of real estate secured loans in our portfolio has had a negative impact on our asset quality and profitability in the past and may have such an impact in the future.
A substantial portion of our loans are secured by real property. Our real estate secured lending is generally sensitive to national, regional and local economic conditions, making loss levels difficult to predict. Declines in real estate sales and prices, significant increases in interest rates, and a degeneration in prevailing economic conditions may result in higher than expected loan delinquencies, foreclosures, problem loans, OREO, net charge-offs and provisions for credit and OREO losses. Although real estate prices are stable in the markets in which we operate, if market values decline, the collateral for our loans may provide less security and our ability to recover the principal, interest and costs due on defaulted loans by selling the underlying real estate will be diminished, leaving us more likely to suffer additional losses on defaulted loans. Such declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.
Worsening conditions in the real estate market and higher than normal delinquency and default rates on loans could cause other adverse consequences for us, including:

•
reduced cash flows and capital resources as we are required to make cash advances to meet contractual obligations to investors, process foreclosures, and maintain, repair and market foreclosed properties;

•	declining mortgage servicing fee revenues because we recognize these revenues only upon collection;

•	increasing loan servicing costs;

•	declining fair value on our mortgage servicing rights; and

•	declining fair values and liquidity of securities held in our investment portfolio that are collateralized by mortgage obligations.

Our business is geographically confined to certain metropolitan areas of the Western United States, and events and conditions that disproportionately affect those areas may pose a more pronounced risk for our business.
We are headquartered in Seattle, Washington, and a significant portion of our historical operations have been limited to the Pacific Northwest and, to a lesser degree, Hawaii. Since 2014 we have expanded significantly into California by opening mortgage centers and acquiring Simplicity Bank and Orange County Business Bank. We also have established lending operations in and around Salt Lake City, Utah: Phoenix, Arizona: Dallas, Texas: Boise, Idaho; and the Bay Area of Northern

California. However, a substantial majority of our revenues are derived from operations in the Puget Sound region of Washington State, the Portland, Oregon metropolitan area, and Los Angeles and Orange Counties in Southern California. Each of these areas is subject to various types of natural disasters, and each has experienced disproportionately significant economic declines in recent years. Economic declines or natural disasters that affect these areas in particular, or economic events that affect the Western United States more generally, may have an unusually pronounced impact on our business and, because our operations are not more geographically diversified, we may lack the ability to mitigate those impacts from operations in other regions of the United States.
We have previously had deficiencies in our internal control over financial reporting, and those deficiencies or others that we have not discovered may result in our inability to maintain control over our assets or to identify and accurately report our financial condition, results of operations, or cash flows.
Our internal controls over financial reporting are intended to assure we maintain accurate records, promote the accuracy and timely reporting, maintain adequate control over our assets, and detect unauthorized acquisition, use or disposition of our assets. Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.
As part of our ongoing monitoring of internal control from time to time we have discovered deficiencies in our internal controls that have required remediation. These deficiencies have included “material weaknesses,” defined as a deficiency or combination of deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. For example, our management determined that we had experienced a material weakness in our internal control over financial reporting as of September 30, 2014 related to errors in the analysis of hedge effectiveness related to fair value hedge accounting for certain loans and related swap or derivative instruments, and also concluded that our internal control over financial reporting were not effective as of December 31, 2014 because of a material weakness in our internal controls related to certain new back office systems, primarily relating to accounts payable processing and payroll processing. We also have discovered “significant deficiencies,” defined as a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
Management has identified and implemented remedial measures intended to resolve all known deficiencies and material weaknesses. To support our growth initiatives and to create operating efficiencies the company has implemented, and will continue to implement, new systems and processes. If our project management processes are not sound and adequate resources are not deployed to these implementations, we may experience additional internal control lapses that could expose the company to operating losses. However, any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls in the future could harm operating results or cause us to fail to meet our reporting obligations.
If our internal controls over financial reporting are subject to additional defects we have not identified, we may be unable to maintain adequate control over our assets, or we may experience material errors in recording our assets, liabilities and results of operations. Further, in certain instances such deficiencies may make it more difficult to assure compliance with the reporting covenants or the other terms of the notes. In such circumstances we may fail to comply with the terms of the notes or we may be unable timely to detect events of noncompliance. Repeated or continuing deficiencies may cause investors to question the reliability of our internal controls or our financial statements, and may result in an erosion of confidence in our management or result in penalties or other potential enforcement action by the Securities and Exchange Commission.
For example, the Company has responded to inquiries from the SEC’s Division of Enforcement relating primarily to our fair value hedge accounting analysis described above. We believe we have made all appropriate accounting adjustments, are cooperating fully with the SEC in response to the ongoing investigation and do not believe the investigation will have a material adverse impact on the Company but can provide no assurances regarding any formal or informal enforcement action that may be taken by the SEC. If any such action is initiated, it may result in distraction of our management and could carry the potential of fines or penalties that might have a negative impact on our income and assets.

SELECTED FINANCIAL DATA
The following table sets forth selected historical consolidated financial and other data for us as at and for each of the periods ended as described below. The following selected consolidated data are qualified in their entirety by, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated by reference in this prospectus. Balance sheet data as of December 31, 2013 is derived from our audited financial statements for the year ended December 31, 2014, which is not included or incorporated by reference in this prospectus. We have prepared our unaudited information on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustment that we consider necessary for a fair presentation of the financial information set forth in that information. Historical results are not necessarily indicative of the results to be expected for any future periods.

	Six months ended		Fiscal Year Ended December 31,
(dollars in thousands, except share data)	Jun. 30, 2016	Jun. 30, 2015	2015	2014	2013

Income statement data (for the period ended):
Net interest income	$85,173	$68,964	$148,338	$98,669	$74,444
Provision (reversal of provision) for credit losses	2,500	3,500	6,100	(1,000)	900
Noninterest income	174,184	148,360	281,237	185,657	190,745
Noninterest expense	212,384	181,817	366,568	252,011	229,495
Income before income taxes	44,473	32,007	56,907	33,315	34,794
Income tax expense	16,317	9,327	15,588	11,056	10,985
Net income	$28,156	$22,680	$41,319	$22,259	$23,809
Basic income per share	$1.16	$1.16	$1.98	$1.50	$1.65
Diluted income per share	$1.15	$1.14	$1.96	$1.49	$1.61
Common shares outstanding	24,821,349	22,065,249	22,076,534	14,856,611	14,799,991
Weighted average number of shares outstanding:
Basic	24,192,441	19,593,421	20,818,045	14,800,689	14,412,059
Diluted	24,394,648	19,823,905	21,059,201	14,961,081	14,798,168
Book value per share	$22.55	$20.29	$21.08	$20.34	$17.97
Dividends per share	$—	$—	$—	$0.11	$0.33
Financial position (at year end):
Cash and cash equivalents	$45,229	$46,197	$32,684	$30,502	$33,908
Investment securities	928,364	509,545	572,164	455,332	498,816
Loans held for sale	772,780	972,183	650,163	621,235	279,941
Loans held for investment, net	3,698,959	2,900,675	3,192,720	2,099,129	1,871,813
Mortgage servicing rights	147,266	153,237	171,255	123,324	162,463
Other real estate owned	10,698	11,428	7,531	9,448	12,911
Total assets	5,941,178	4,866,248	4,894,495	3,535,090	3,066,054
Deposits	4,239,155	3,322,653	3,231,953	2,445,430	2,210,821
Federal Home Loan Bank advances	878,987	922,832	1,018,159	597,590	446,590
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	50,000	—
Shareholders' equity	$559,603	$447,726	$465,275	$302,238	$265,926

	Six months ended		Fiscal Year Ended December 31,
(dollars in thousands, except share data)	Jun. 30, 2016	Jun. 30, 2015	2015	2014	2013

Financial position (averages):
Investment securities	$695,971	$484,955	$523,756	$459,060	$515,000
Loans held for investment	3,538,420	2,617,347	2,834,511	1,890,537	1,496,146
Total interest-earning assets	4,907,819	3,872,206	4,150,089	2,869,414	2,422,136
Total interest-bearing deposits	2,903,645	2,417,420	2,499,538	1,883,622	1,661,568
Federal Home Loan Bank advances	921,607	650,620	795,368	431,623	293,871
Total interest-bearing liabilities	3,901,883	3,152,829	3,368,160	2,386,537	2,020,613
Shareholders’ equity	$529,482	$413,102	$442,105	$289,420	$249,081
Financial performance:
Return on average shareholders’ equity (1)	10.64%	10.98%	9.35%	7.69%	9.56%
Return on average assets(2)	1.06%	1.07%	0.91%	0.69%	0.88%
Net interest margin (3)	3.52%	3.62%	3.63%	3.51%	3.17%
Efficiency ratio (4)	81.89%	83.66%	85.33%	88.63%	86.54%
Asset quality:
Allowance for credit losses	$34,001	$26,448	$30,659	$22,524	$24,089
Allowance for loan losses/total loans(5)	0.88%	0.88%	0.91%	1.04%	1.26%
Allowance for loan losses/nonaccrual loans	207.41%	120.97%	170.54%	137.51%	93.00%
Total nonaccrual loans(6)(7)	$15,745	$21,308	$17,168	$16,041	$25,707
Nonaccrual loans/total loans	0.42%	0.73%	0.53%	0.75%	1.36%
Other real estate owned	$10,698	$11,428	$7,531	$9,448	$12,911
Total nonperforming assets(7)	$26,443	$32,736	$24,699	$25,462	$38,618
Nonperforming assets/total assets	0.45%	0.67%	0.50%	0.72%	1.26%
Net (recoveries) charge-offs	$(842)	$(424)	$(2,035)	$565	$4,562
Regulatory capital ratios for the Bank:
Basel III - Tier 1 leverage capital (to average assets)	10.28%	9.46%	9.46%	NA	NA
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	13.52%	13.17%	13.04%	NA	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	13.52%	13.17%	13.04%	NA	NA
Basel III - Total risk-based capital (to risk-weighted assets)	14.33%	13.97%	13.92%	NA	NA
Basel I - Tier 1 leverage capital (to average assets)	NA	NA	NA	9.38%	9.96%
Basel I - Tier 1 risk-based capital (to risk-weighted assets)	NA	NA	NA	13.10%	14.12%
Basel I - Total risk-based capital (to risk-weighted assets)	NA	NA	NA	14.03%	15.28%
Regulatory capital ratios for the Company:
Basel III - Tier 1 leverage capital (to average assets)	9.88%	9.87%	9.95%	NA	NA
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	10.31%	10.66%	10.52%	NA	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	11.51%	12.02%	11.94%	NA	NA
Basel III - Total risk-based capital (to risk-weighted assets)	12.22%	12.72%	12.70%	NA	NA
SUPPLEMENTAL DATA:
Loans serviced for others
Single family	$17,073,520	$12,980,045	$15,347,811	$11,216,208	$11,795,621
Multifamily DUS	$1,023,505	$840,051	924,367	752,640	720,429
Other	$62,466	$83,982	79,513	82,354	95,673
Total loans serviced for others	$18,159,491	$13,904,078	$16,351,691	$12,051,202	$12,611,723
Loans origination activities
Single family mortgage closed loans (8)	$3,834,747	$3,629,549	$7,212,435	$4,400,617	$4,459,649
Multifamily DUS mortgage originations	$185,629	$104,217	$204,838	$152,282	$90,968

(1)	Net earnings available to common shareholders divided by average shareholders’ equity

(2)	Net interest income divided by total average interest-earning assets on a tax equivalent basis

(3)
Net interest margin for the year ended December 31, 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the trust preferred securities for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.23% for the year ended December 31, 2013.

(4)	Noninterest expense divided by total revenue (net interest income and noninterest income).

(5)
Includes loans acquired with bank acquisitions during six months ended June 30, 2016 and 2015, and fiscal years ended December 31, 2015 and 2014. Excluding acquired loans, allowance for loan losses/total loans was 1.03% and 1.12% at June 30, 2016 and 2015, respectively, and 1.10%, 1.10% and 1.40% at December 31, 2015, 2014 and 2013, respectively.

(6)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(7)
Includes $2.6 million and $1.2 million of nonperforming loans at June 30, 2016 and 2015, respectively, and $1.2 million and $4.4 million of nonperforming loans at December 31, 2015 and 2014, respectively, which are guaranteed by the SBA.

(8)
Represents single family mortgage production loan volume designated for sale to secondary markets during each respective period. Includes loans originated by WMS Series LLC and purchased by HomeStreet Bank.

Use of Proceeds
This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In exchange for the Old Notes that you tender as a result of this exchange offer, you will receive New Notes in like principal amount. The Old Notes that are surrendered in exchange for the New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness. We will pay all expenses incident to the exchange offer.

Ratio of Earnings to Fixed Charges
Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013
Ratio of earnings to fixed charges(1)
Excluding interest on deposits	5.51	6.64	4.84	4.71	5.22
Including interest on deposits	3.50	3.87	3.15	2.84	2.89

(1) For purposes of computing this ratio (i) earnings consist of income before income taxes plus fixed charges, (ii) fixed charges, excluding interest on deposits, include interest expense (other than on deposits), preferred stock dividends and the estimated portion of rental expense attributable to interest, and (iii) fixed charges, including interest on deposits, include all interest expense, preferred stock dividends and the estimated portion of rental expense attributable to interest.

These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, and “fixed charges” include interest, whether expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense.

THE EXCHANGE OFFER
General
In connection with the issuance of the Old Notes on May 20, 2016, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer. The exchange offer will permit eligible holders of the Old Notes to exchange the Old Notes for the New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and

•
the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our failure to comply with our registration obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes. As a result, both the New Notes and the Old Notes will be treated as a single series of subordinated debt securities. The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent as soon as practicable after receipt of such notice. The exchange agent will act as agent for the tendering holders for the purpose of receiving New Notes from us. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted Old Notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.
If you validly tender Old Notes in the exchange offer, you will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, you will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes. See “The Exchange Offer- Fees and Expenses.”
Holders of outstanding Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors - Risks Related to the Notes”. If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected”.
WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.
The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You should refer to the exhibits to the registration statement of which this prospectus is a part for a copy of the registration rights agreement. The registration statement, of which this prospectus is a part, is intended to satisfy some of our obligations under the registration rights agreement. See “Where You Can Find More Information.”
Registration Rights Agreement
We issued the Old Notes in a private placement offering not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the Old Notes will terminate.
Registration of the New Notes
We are registering the New Notes under the Securities Act in reliance on the SEC staff’s position in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1988), referred to as “Exxon Capital Letter”, Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993). Neither we, nor any of our affiliates, have entered into any arrangement or understanding with any person (including any broker-dealer) to distribute the New Notes, and, to the best of our information and belief, each person participating in the exchange offer is acquiring the New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the exchange offer.
Any person (including any broker-dealer) using the exchange offer to participate in a distribution of New Notes to be acquired in the exchange offer (a) may not rely on the SEC Staff’s position in the Exxon Capital Letter or interpretive letters to similar effect and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

•
if you, or any such person, are not a broker-dealer registered under the Exchange Act, you are not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•you are not acting on behalf of any person who could not truthfully make the foregoing statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.
In addition, to participate in the exchange offer each broker-dealer registered under the Exchange Act must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities, (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; (iii) must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.
Any holder of Old Notes who is our affiliate, who does not acquire the New Notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the New Notes or who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction. The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 11:59 p.m., New York City time on September 27, 2016, or the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “- Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we delay accepting any Old Notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the New Notes. In any such event, we must use reasonable best efforts to obtain the withdrawal of any stop order as soon as practicable.
In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “- Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering
If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible guarantor institution must guarantee the signature on the bond power.
If the letter of transmittal or any certificates representing Old Notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of the book-entry confirmation;

•
the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of New Notes
In all cases, we will promptly issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Old Notes pursuant to the exchange offer, you will represent to us that, among other things:
•you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the New Notes; and
•you are acquiring the New Notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive New Notes for its own account in exchange for Old Notes must represent that such Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Old Notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Old Notes prior to the expiration date.
Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor will any of us or them incur any liability for any failure to give notification. Any Old Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Old Notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer those Old Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Old Notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive New Notes for tendered Old Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures
If you wish to tender your Old Notes but your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:
•the tender is made through an eligible guarantor institution;

•
prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation of transfer of the Old Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three business days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Old Notes according to the guaranteed delivery procedures.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time on or prior to the expiration date.
For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter of withdrawal at its address set forth below under “Exchange Agent;” or
•you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:
•specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of the Old Notes; and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:
•the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If Old Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Old Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following the procedures described under “- Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent
Wells Fargo Bank, National Association, the paying agent for the Old Notes, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail, Overnight Courier or Hand Delivery:	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

Facsimile:	(612) 667-6282
Telephone:	(800) 344-5128

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:
•to us or to any of our subsidiaries;
•under a registration statement which has been declared effective under the Securities Act;

•
for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

•
under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

•in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant reduction in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of Old Notes.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC, use our reasonable best efforts to cause the registration statement to become effective, and satisfy certain other obligations. Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.
DESCRIPTION OF THE NEW NOTES
General
The New Notes are identical in all material respects (other than as set forth herein) to the Old Notes, and references in this section to the term “notes” (lower-case) relate to the New Notes and the Old Notes interchangeably. The notes are governed by an indenture dated May 20, 2016 (the original issue date for the Old Notes) between us and Wells Fargo Bank, National Association, a national banking association, as trustee. The following description of the New Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the indenture. You should read the indenture and the forms of certificates evidencing the notes, copies of which are filed as exhibits to our Current Report on Form 8-K dated May 20, 2016, for a complete understanding of the terms of the notes.
We do not intend to apply for the listing of the New Notes on any securities exchange. The New Notes are unsecured and rank equally among themselves, with any Old Notes not tendered and accepted for payment in connection with this exchange offer, and with all of our other unsecured and unsubordinated indebtedness.
Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of HomeStreet Bank, its depositors, except to the extent that we are a creditor of any non-bank subsidiary with recognized claims against the subsidiary or, in the case of HomeStreet Bank, we are a depositor with recognized claims against HomeStreet Bank. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.
The notes are not savings accounts, deposits or other obligations of HomeStreet Bank and are not insured or guaranteed by the FDIC or by any other governmental agency or instrumentality.
The New Notes are limited to an aggregate principal amount of $ 65,000,000, a limitation that will be adjusted to reflect the outstanding principal amount (excluding accrued interest) of any Old Notes not tendered in response to this exchange offer and accepted for payment as provided herein.
The notes will mature at 100% of their principal amount on June 1, 2026 (the “maturity date”). The notes are not entitled to any sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically. We may, subject to compliance with applicable law, at any time purchase the notes in the open market or otherwise.
Payments of principal, interest and premium, if any, to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants. For purposes of this

“Description of New Notes” section, references to “we,” “us” and “our” refer only to HomeStreet, Inc. and not to any of its subsidiaries.
Interest
The notes bear interest at an annual rate equal to 6.50%. Interest on the notes is payable semiannually in arrears on June 1 and December 1 of each year (each such date, an “interest payment date”), beginning on December 1, 2016, to the persons in whose names the notes are registered at the close of business on the preceding May 15 and November 15 of each year. The issuance of New Notes upon the exchange of Old Notes pursuant to this exchange offer will not, in and of itself, give rise to the payment of interest theretofore accrued under the Old Notes, nor will it serve to accelerate the payment of any principal payment or other obligation thereunder.
Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months, and accrues from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from the date of original issuance thereof.
If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the trustee or banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
Payment and transfer or exchange
Principal of and premium, if any, and interest on the notes is payable, and (other than with respect to this exchange offer) the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the office of the trustee located at 608 2nd Avenue South, 12th Floor, Minneapolis, MN 55402, Attention: Bondholder Communications. With respect to administration such address shall be 333 S. Grand Avenue, 5th Floor Suite 5A, Los Angeles, CA 90071, Attention: Corporate, Municipal and Escrow Services). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “Book-entry settlement and clearance.”
A holder may transfer or exchange any note in accordance with the provisions of the indenture. The trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. A holder may transfer or exchange any certificated notes in definitive form upon presentation at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before providing a notice of redemption of notes to be redeemed.
The registered holder of a note will be treated as the owner of it for all purposes.
All amounts of principal of and premium, if any, or interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, subject to applicable abandoned property law, and the holders of such notes will thereafter look solely to us for payment and all liability of the trustee or such paying agent with respect to such trust money shall cease.

Ranking
The notes are our senior unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and are effectively subordinated to our future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. In the event of our liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, whether voluntary or involuntary, the holders of our secured indebtedness will be entitled to be paid from the assets securing that indebtedness before our assets may be used to make any payment in respect of the notes. Holders of New Notes will participate ratably with the holders of any Old Notes not tendered and accepted for payment in response to this exchange offer, and all other holders of our unsecured senior indebtedness based on the respective amounts owed to each holder or creditor. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. In the case of a receivership of HomeStreet Bank or any other depository institution we may own in the future, the FDIC as receiver, after payment of secured claims to the extent of any security, pays claims in the following order of priority: (i) administrative expenses of the receiver, (ii) deposit liability claims (including those of the FDIC as subrogee), (iii) general or senior liabilities, (iv) subordinated obligations and (v) shareholder claims. Since most liabilities of a failed bank are deposit liabilities, the general effect of this order of payments in most cases is to eliminate any payment for general creditor claims, subordinated creditor claims or shareholder claims. There are legal limitations on the extent to which some of our subsidiaries, including HomeStreet Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or certain of our other subsidiaries. See “Business-Regulation and supervision-Regulation and supervision of HomeStreet Bank” in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein and “Risk factors-Risks relating to the notes” in this prospectus. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us or for our benefit. Our subsidiaries may, without notice to or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.
As of June 30, 2016, our consolidated subsidiaries had, in the aggregate, total liabilities, including deposits, of approximately $5.38 billion, substantially all of which would rank structurally senior to the notes in case of liquidation or otherwise. As of June 30, 2016, on an unconsolidated basis we had $65.0 million in outstanding senior debt all of which is the Old Notes and the accrued interest thereon, and approximately $61.9 million of outstanding subordinated debt. Neither the senior debt nor the subordinated debt outstanding on June 30, 2016 was secured. We may from time to time, without notice to or consent of the holders of the notes, incur additional senior indebtedness ranking in pari passu with or equally with the notes as well as additional subordinated indebtedness ranking junior to the notes.
Optional redemption by us
We may redeem the notes at our option, in whole or in part, at any time or from time to time prior to March 1, 2026, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments.

In determining the present values of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.30% (30 basis points). Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of such notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the indenture.
We may redeem the notes at our option, in whole or in part, at any time or from time to time on or after March 1, 2026, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. Redemption of the New Notes would be completed, if at all, only contemporaneously with and on the same terms as a redemption of the Old Notes.

The following definitions apply with respect to a redemption of the notes:
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Bankers as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any redemption date for the notes, (i) the arithmetic average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than five such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.
“Independent Investment Bankers” means, with respect to any redemption date for the notes, the Reference Treasury Dealers or, if such firms or any such successors, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, any independent investment banking institutions of national standing appointed by us.
“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States of America.
“Reference Treasury Dealers” means, with respect to any redemption date for the notes, five Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date for the notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if the release referred to in clause (1) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Company shall calculate the Treasury Rate on the third business day preceding the redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address. If less than all the notes are to be redeemed at our option, and such notes are global notes, the notes to be redeemed will be selected by the trustee in accordance with DTC’s applicable procedures. If the notes to be redeemed are not global notes held by DTC, the trustee will select, in such manner as it deems fair and appropriate, the notes (or portions thereof) to be redeemed. The trustee shall have no duty to calculate or verify the calculation of the redemption price.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.
Restrictive covenants
We are not restricted by the indenture from, among other things, incurring, assuming or becoming liable for any indebtedness or other obligation, paying dividends or making distributions, or making investments. In addition, the indenture does not contain any covenants or other provisions that would limit our right to enter into any sale-leaseback transaction or grant liens on our assets, except as set forth below under “Limitation on liens.”
We are not required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem any of the notes.

The indenture contains the following principal covenants:
Limitation on liens
As long as any notes are outstanding, we may not permit any subsidiary (defined as (i) any corporation at least a majority of whose outstanding Voting Stock is at the time owned, directly or indirectly, by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests is at the time owned by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, (iii) any limited partnership of which we or any of our subsidiaries is a general partner, and (iv) any limited liability company that is managed by us or any of our subsidiaries, whether member-managed or manager-managed within the meaning of the applicable limited liability company laws) to, pledge, mortgage or hypothecate or permit to exist any mortgage, pledge or hypothecation or other lien upon any Voting Stock of any Principal Subsidiary Bank to secure any indebtedness for borrowed money without making effective provisions whereby the notes then outstanding, and, at our option, any other senior indebtedness ranking equally with the notes, shall be equally and ratably secured with any and all such indebtedness.
Notwithstanding the foregoing, this covenant does not prohibit the mortgage, pledge or hypothecation of, or the establishment of a lien on, any such Voting Stock:

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to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

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by the acquisition by us or any subsidiary of any Voting Stock subject to mortgages, pledges, hypothecations or other liens existing thereon at the time of the acquisition (whether or not the obligations secured thereby are assumed by us or such subsidiary);

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by the assumption by us or any subsidiary of obligations secured by mortgages on, pledges or hypothecations of, or other liens on, any such Voting Stock, existing at the time of the acquisition by us or such subsidiary of such Voting Stock;

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by the extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage, pledge, hypothecation or other lien referred to in the foregoing three clauses; provided, however, that the principal amount of any and all other obligations and indebtedness secured thereby shall not exceed the principal amount so secured at the time of each extension, renewal or refunding, and that such extension, renewal or refunding shall be limited to all or a part of the Voting Stock that was subject to the mortgage, pledge, hypothecation or other lien so extended, renewed or refunded; or

•	to secure loans or other extensions of credit by a subsidiary bank subject to Section 23A of the Federal Reserve Act or any successor or similar federal law or regulations promulgated thereunder.

This covenant also does not prohibit:

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liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by us or a subsidiary in good faith by appropriate proceedings and we or such subsidiary has set aside on the books adequate reserves with respect thereto (segregated to the extent required by generally accepted accounting principles); or

•	the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 90 days.

“Principal Subsidiary Bank” means HomeStreet Bank or any other U.S. subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets as determined on the date of any action described under “-Limitation on liens” or “-Limitation on disposition of stock of principal subsidiary bank” and as designated pursuant to a board resolution and set forth in an officers’ certificate delivered to the trustee.
“Voting Stock,” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Limitation on disposition of stock of principal subsidiary bank
As long as any notes are outstanding, neither we nor any of our subsidiaries may sell or otherwise dispose of any shares (or any securities convertible into, or options, warrants or rights to subscribe for or purchase, shares) of Voting Stock (other than directors’ qualifying shares) of any Principal Subsidiary Bank, except to us or any Intermediate Subsidiary. In addition, neither we nor any Intermediate Subsidiary will permit any Principal Subsidiary Bank to issue any shares (or securities convertible into, or options, warrants or rights to subscribe for or purchase, shares) of its Voting Stock (other than directors’ qualifying shares), except to us or any Intermediate Subsidiary.
The above covenant is subject to our ability to consolidate with or merge into or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person in accordance with the covenant described under “—Merger, consolidation or sale of assets.” The covenant also does not apply if:

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(a) the sale, issuance or other disposition is made for fair market value on the date thereof, as determined by our board of directors and evidenced by a duly adopted resolution, and (b) after giving effect to such sale, issuance or other disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of the Principal Subsidiary Bank, free and clear of any security interest; or

•	the sale, issuance or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction.

The above covenant also does not restrict a Principal Subsidiary Bank from being consolidated with or merged into another domestic banking institution, if after the merger or consolidation (A) we and any one or more Intermediate Subsidiaries collectively own at least 80% of the Voting Stock of the resulting banking institution and (B) no default or Event of Default (as hereinafter defined) under the indenture has occurred and is continuing.
“Intermediate Subsidiary” means a subsidiary (i) that is organized under the laws of the United States, any state or the District of Columbia, and (ii) of which all the shares of each class of Voting Stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of such Voting Stock, are owned directly by us or another Intermediate Subsidiary, free and clear of any security interest.
Merger, consolidation or sale of assets
The indenture provides that we may not, in any transaction or series of related transactions, consolidate with or merge into any person or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person unless:

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either (A) we shall be the continuing person (in the case of a merger) or (B) the successor person (if other than us) formed by such consolidation or into which we merged or which acquires by sale, assignment, transfer, lease or other conveyance all or substantially all of our properties and assets shall be a corporation or other entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume pursuant to a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all the outstanding Debt Securities and the due and punctual performance and observance of every obligation in the indenture and the outstanding Debt Securities to be observed or performed by us;

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immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee the officers’ certificate and opinion of counsel called for by the indenture.

Upon any consolidation by us with or merger of us into any other person or any sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions described in the preceding paragraph, the successor person or the person to which such sale, assignment, transfer or lease or other conveyance is made shall succeed to, and be substituted for, us under the indenture, the registration rights agreement (to the extent then in effect) and the Debt Securities and, thereafter, except in the case of a lease, we shall be released from all obligations under the indenture and the Debt Securities.
Additional notes
The indenture does not limit the amount of debt securities (collectively, “Debt Securities”) that we may issue thereunder and provides that Debt Securities may be issued from time to time in one or more series having similar or different terms.
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects (other than the issue date, offering price or the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have similar terms as to ranking, redemption, waivers, amendments or otherwise as the notes, and will vote together as one class on all matters with respect to the notes, provided that such additional notes either shall be fungible with the original notes for federal income tax purposes or shall be issued under a different CUSIP.
Events of default, notice and waiver
An “Event of Default” with respect to the Debt Securities of any series will be defined in the indenture as being:

•	default for 30 days in the payment of any interest on any Debt Security of such series;

•	default in the payment of any principal of or premium, if any, on any Debt Security of such series when due;

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default by us in the performance, or breach, of any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of Debt Securities other than the notes) or in the notes which shall not have been remedied for a period of 60 days after written notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

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default under any bond, note, debenture or other evidence of indebtedness for borrowed money of or guaranteed by us or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money of or guaranteed by us which results in the acceleration of such indebtedness in an aggregate principal amount exceeding $25,000,000 or which constitutes a failure to pay when due (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $25,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series; or

•	certain events of bankruptcy, insolvency or reorganization involving us.

No Event of Default with respect to a series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The indenture provides that the trustee may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, or interest) if the trustee considers it in the interest of the holders to do so.
If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of that series may declare the principal of all the Debt Securities of that series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the Debt Securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.
The indenture provides that, subject to the duty of the trustee during the continuance of an Event of Default to act with the standard of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders shall have offered to the trustee security or indemnity satisfactory to it against costs, losses, expenses or liabilities. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the Debt Securities of that series.
No holder of any Debt Securities of any series has or will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless: (i) such holder previously has given written notice to the trustee of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to the trustee to institute such proceeding, and offered to the trustee indemnity satisfactory to it against costs, losses, expenses and liabilities incurred in compliance with such request; (iii) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and (iv) during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request.
Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such Debt Security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance. The trustee shall have no duty to monitor, inquire as to or ascertain compliance with the performance of our obligations under the indenture other than our obligations with respect to payment of principal or interest due on any Debt Security.
No personal liability of directors, officers, employees and stockholders
None of our directors, officers, employees, incorporators or stockholders will have any liability for any obligations of us under the Debt Securities, the indentures, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debt Securities. The waiver may not be effective to waive certain liabilities under the federal securities laws.
Modification of the indenture
The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the indenture and affected by a modification or amendment (including without limitation, consents obtained in connection with a purchase of, or tender offer for, Debt Securities of that series), to modify or amend any of the provisions of the indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities;

•	reduce the principal amount of any Debt Securities or any premium thereon, or reduce the rate of interest thereon;

•	change any place where, or the currency in which, any Debt Securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any Debt Securities when due;

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reduce the aforesaid percentage of Debt Securities of any series issued under the indenture, the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

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reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities, without in each case obtaining the consent of the holder of each outstanding Debt Security issued under the indenture so affected.

The indenture also permits us and the trustee, without notice to or the consent of the holders of any Debt Securities issued thereunder, to modify or amend the indenture in order to, among other things:

•	add to the Events of Default or our covenants for the benefit of the holders of all or any series of Debt Securities issued under the indenture;

•	establish the form or terms of Debt Securities of any series and any related coupons;

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cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the indenture which shall not materially adversely affect the interests of the holders of any series of Debt Securities issued thereunder as evidenced by an officers’ certificate;

•	provide security for or a guarantee of Debt Securities of any series;

•	provide for the issuance of additional Debt Securities of such series in accordance with the limitations set forth in the indenture;

•	provide for the assumption of our obligations to holders of Debt Securities of such series in the case of a merger or consolidation or sale of substantially all of our assets;

•	provide for a successor trustee or the appointment of more than one trustee; or

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amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by us with certain provisions of the indenture, including the covenants described above under “—Restrictive covenants—Limitation on liens” and “—Limitation on disposition of stock of principal subsidiary bank.” The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected.

The indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.
In determining whether the holders of the requisite principal amount of the outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any Debt Security of that series owned by us or any obligor on such Debt Securities or any affiliate of ours or such other obligor shall be deemed not to be outstanding.
Discharge, defeasance and covenant defeasance
Upon our direction, the indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by us (subject to the survival of certain provisions thereof) when (i) either (A) all outstanding Debt Securities of such series have been delivered to the trustee for cancellation (subject to certain exceptions) or (B) all outstanding Debt Securities of such series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have irrevocably deposited with the trustee, in trust, funds in an amount sufficient in the opinion of a nationally-recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the trustee, to pay the entire indebtedness on such Debt Securities in respect of principal, premium, if any, and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date thereof, as the case may be, (ii) we have paid all other sums payable under the indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met.
We may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) (“defeasance”), or (b) to be released from our obligations with respect to such Debt Securities described above under “—Restrictive covenants—Limitation on liens” and “—Limitation on disposition of stock of principal subsidiary bank” and certain other restrictive covenants in the indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the opinion of a nationally-recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the trustee, to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.
Such defeasance or covenant defeasance shall be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of them is bound, (ii) in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel shall confirm that, the holders and beneficial owners of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (iii) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel to the effect that the holders and beneficial owners of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and (iv) if the cash and U.S. government obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem such Debt Securities on such date. It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit into trust and, solely in the case of defeasance, no Event of Default described in clause (v) of the first paragraph under “-Events of default” above shall have occurred and be continuing during the period ending on the 91st day after the date of such deposit into trust.
In the event we effect covenant defeasance with respect to the Debt Securities of any series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default resulting from a breach of a covenant as to which there has been covenant defeasance, the amount of monies and/or U.S. government obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.
Trustee, paying agent and security registrar
Wells Fargo Bank, National Association serves as trustee, paying agent and security registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with Wells Fargo Bank, National Association and its affiliates in the ordinary course of business. These banking relationships include correspondent banking and custodial services Upon the occurrence of a default or an Event of Default under the notes, the trustee may be deemed to have a conflicting interest with respect to any of our other debt securities as to which we are not in default for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.
Governing law
The indenture and the notes are governed by, and are to be construed in accordance with, the laws of the State of New York.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences of the exchange of outstanding Old Notes for New Notes in the exchange offer, but does not purport to be a complete description of all the potential tax consequences. Unless otherwise stated, this summary deals only with notes held as “capital assets” (property held for investment) by persons who purchased the Old Notes for cash in the original offering at their original “issue price” (the first price at which a substantial amount of the Old Notes was sold for money to investors, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriter, placement agents or wholesalers). This summary does not address the tax consequences to subsequent purchasers of the Old Notes or the New Notes.
As used herein, a “U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes any of the following:

•	An individual who is a citizen or resident of the United States;

•	A corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which his is subject to U.S. federal income taxation regardless of its source; or

•
A trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding Old Notes, you should consult your own tax advisors regarding the tax consequences to you of exchanging Old Notes for New Notes in the exchange offer.

This summary does not describe the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate or former long-term resident of the United States.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those summarized below. There can be no assurance that the IRS will not take positions concerning the tax consequences of an exchange of Old Notes for New Notes, or the ownership or disposition of the New Notes that are different from those discussed below.
This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any other federal tax laws (such as the Medicare tax on certain investment income) or any state, local or non-U.S. tax laws. It is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of Old Notes. You should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of an exchange of Old Notes for New Notes in the exchange offer, as well as the U.S. federal income tax consequences of the ownership and disposition of New Notes, as well as the consequences to you arising under other U.S. federal tax laws (including the gift tax, the estate tax and the Medicare tax on certain investment income) and under the laws of any other taxing jurisdiction.
Plan of Distribution
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of New Notes. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods. Transactions may be effected at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes acquired for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act and applicable rules of the Financial Industry Regulatory Authority. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters
Certain legal matters in connection with the securities offered hereby will be passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.

Experts
The financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from HomeStreet, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of HomeStreet, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.